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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.        )*

MedAssets, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
584045108
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 25 pages

CUSIP No.	584045108

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Galen Partners III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		4,961,546

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,961,546

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,961,546

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	11.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 2 of 25 pages

CUSIP No.	584045108

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Galen Partners International III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		449,647

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		449,647

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	449,647

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 3 of 25 pages

CUSIP No.	584045108

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Galen Employee Fund III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		20,714

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		20,714

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	20,714

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 4 of 25 pages

CUSIP No.	584045108

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Galen Partners IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		1,178,995

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,178,995

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,178,995

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 5 of 25 pages

CUSIP No.	584045108

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Galen Partners International IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		93,648

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		93,648

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	93,648

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 6 of 25 pages

CUSIP No.	584045108

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Galen Employee Fund IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		1,647

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,647

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,647

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 7 of 25 pages

CUSIP No.	584045108

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Claudius, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,411,193*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		5,411,193*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	5,411,193*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	12.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
* The shares are held as follows: 4,961,546 by Galen Partners III, L.P. and 449,647 by Galen Partners International III, L.P. The Reporting Person is the direct general partner of Galen Partners III, L.P. and Galen Partners International III, L.P.

Page 8 of 25 pages

CUSIP No.	584045108

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Claudius IV, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,272,643*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,272,643*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,272,643*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
* The shares are held as follows: 1,178,995 by Galen Partners IV, L.P. and 93,648 by Galen Partners International IV, L.P. The Reporting Person is the direct general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P.

Page 9 of 25 pages

CUSIP No.	584045108

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Wesson Enterprises, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		22,361*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		22,361*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	22,361*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
* The shares are held as follows: 20,714 by Galen Employee Fund III, L.P. and 1,647 by Galen Employee Fund IV, L.P. The Reporting Person is the direct general partner of Galen Employee Fund III, L.P. and Galen Employee Fund IV, L.P.

Page 10 of 25 pages

CUSIP No.	584045108

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Galen Management, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		177,723*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		177,723*

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

177,723*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
* Includes 18,056 shares issuable upon exercise of options within 60 days of December 31, 2007.

Page 11 of 25 pages

CUSIP No.	584045108

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Galen Investment Advisory Group L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		118,442

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		118,442

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	118,442

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

Page 12 of 25 pages

CUSIP No.	584045108

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Bruce F. Wesson

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		7,002,362*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		7,002,362*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,002,362*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 177,723 by Galen Management, L.L.C. (18,056 shares of which are issuable upon exercise of options within 60 days of December 31, 2007), 118,442 by Galen Investment Advisory Group L.L.C., 4,961,546 by Galen Partners III, L.P., 449,647 by Galen Partners International III, L.P., 93,648 by Galen Partners International IV, L.P., 1,178,995 by Galen Partners IV, L.P., 20,714 by Galen Employee Fund III, L.P. and 1,647 by Galen Employee Fund IV, L.P. Claudius, L.L.C. is the direct general partner of Galen Partners III, L.P. and Galen Partners International III, L.P. Claudius IV, L.L.C. is the direct general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. Wesson Enterprises, Inc. is the direct general partner of Galen Employee Fund III, L.P. and Galen Employee Fund IV, L.P. The Reporting Person is a member of Claudius, L.L.C., Claudius IV, L.L.C., Galen Management, L.L.C., and Galen Investment Advisory Group, L.L.C., and is the sole shareholder of Wesson Enterprises, Inc. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

Page 13 of 25 pages

CUSIP No.	584045108

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) L. John Wilkerson

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,980,001*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		6,980,001*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,980,001*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 177,723 by Galen Management, L.L.C. (18,056 shares of which are issuable upon exercise of options within 60 days of December 31, 2007), 118,442 by Galen Investment Advisory Group L.L.C., 4,961,546 by Galen Partners III, L.P., 449,647 by Galen Partners International III, L.P., 93,648 by Galen Partners International IV, L.P., and 1,178,995 by Galen Partners IV, L.P. Claudius, L.L.C. is the direct general partner of Galen Partners III, L.P. and Galen Partners International III, L.P. Claudius IV, L.L.C. is the direct general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. The Reporting Person is a member of Claudius, L.L.C., Claudius IV, L.L.C., Galen Management, L.L.C., and Galen Investment Advisory Group, L.L.C. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

Page 14 of 25 pages

CUSIP No.	584045108

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) David Jahns

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,980,001*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		6,980,001*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,980,001*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 177,723 by Galen Management, L.L.C. (18,056 shares of which are issuable upon exercise of options within 60 days of December 31, 2007), 118,442 by Galen Investment Advisory Group L.L.C., 4,961,546 by Galen Partners III, L.P., 449,647 by Galen Partners International III, L.P., 93,648 by Galen Partners International IV, L.P., and 1,178,995 by Galen Partners IV, L.P. Claudius, L.L.C. is the direct general partner of Galen Partners III, L.P. and Galen Partners International III, L.P. Claudius IV, L.L.C. is the direct general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. The Reporting Person is a member of Claudius, L.L.C., Claudius IV, L.L.C., Galen Management, L.L.C., and Galen Investment Advisory Group, L.L.C. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

Page 15 of 25 pages

CUSIP No.	584045108

1	NAME OF REPORTING PERSONS I.R.S. Identification No(s). of above person(s) (entities only) Zubeen Shroff

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,980,001*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		6,980,001*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,980,001*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	15.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 177,723 by Galen Management, L.L.C. (18,056 shares of which are issuable upon exercise of options within 60 days of December 31, 2007), 118,442 by Galen Investment Advisory Group L.L.C., 4,961,546 by Galen Partners III, L.P., 449,647 by Galen Partners International III, L.P., 93,648 by Galen Partners International IV, L.P., and 1,178,995 by Galen Partners IV, L.P. Claudius, L.L.C. is the direct general partner of Galen Partners III, L.P. and Galen Partners International III, L.P. Claudius IV, L.L.C. is the direct general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. The Reporting Person is a member of Claudius, L.L.C., Claudius IV, L.L.C., Galen Management, L.L.C., and Galen Investment Advisory Group, L.L.C. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

Page 16 of 25 pages

Item 1.
     (a) Name of Issuer
MedAssets, Inc.
     (b) Address of Issuer’s Principal Executive Offices
100 North Point Center East, Suite 200
Alpharetta, Georgia 30022
Item 2.
     (a) Name of Person Filing
Galen Partners III, L.P.
Galen Partners International III, L.P.
Galen Employee Fund III, L.P.
Galen Partners IV, L.P.
Galen Partners International IV, L.P.
Galen Employee Fund IV, L.P.
Claudius, L.L.C.
Claudius IV, L.L.C.
Wesson Enterprises, Inc.
Galen Management, L.L.C.
Galen Investment Advisory Group L.L.C.
Bruce F. Wesson
L. John Wilkerson
David Jahns
Zubeen Shroff
     (b) Address of Principal Business Office or, if none, Residence
c/o Galen Management, L.L.C.
680 Washington Boulevard
Stamford, CT 06901
     (c) Citizenship
All entities were organized in Delaware. The individuals are all United States citizens.
     (d) Title of Class of Securities
Common Stock
     (e) CUSIP Number
584045108

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
          Not applicable

Page 17 of 25 pages

Item 4. Ownership
(a)	Amount Beneficially Owned:

Galen Partners III, L.P.	4,961,546
Galen Partners International III, L.P.	449,647
Galen Employee Fund III, L.P.	20,714
Galen Partners IV, L.P.	1,178,995
Galen Partners International IV, L.P.	93,648
Galen Employee Fund IV, L.P.	1,647
Claudius, L.L.C.	5,411,193	(1)
Claudius IV, L.L.C.	1,272,643	(2)
Wesson Enterprises, Inc.	22,361	(3)
Galen Management, L.L.C.	177,723	(4)
Galen Investment Advisory Group L.L.C.	118,442
Bruce F. Wesson	7,002,362	(5)
L. John Wilkerson	6,980,001	(6)
David Jahns	6,980,001	(6)
Zubeen Shroff	6,980,001	(6)
Percent of Class:

Galen Partners III, L.P.	11.2%
Galen Partners International III, L.P.	1.0%
Galen Employee Fund III, L.P.	0.0%
Galen Partners IV, L.P.	2.7%
Galen Partners International IV, L.P.	0.2%
Galen Employee Fund IV, L.P.	0.0%
Claudius, L.L.C.	12.2%
Claudius IV, L.L.C.	2.9%
Wesson Enterprises, Inc.	0.1%
Galen Management, L.L.C.	0.4%
Galen Investment Advisory Group L.L.C.	0.3%
Bruce F. Wesson	15.8%
L. John Wilkerson	15.7%
David Jahns	15.7%
Zubeen Shroff	15.7%

Page 18 of 25 pages

(b) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote

Galen Partners III, L.P.	4,961,546
Galen Partners International III, L.P.	449,647
Galen Employee Fund III, L.P.	20,714
Galen Partners IV, L.P.	1,178,995
Galen Partners International IV, L.P.	93,648
Galen Employee Fund IV, L.P.	1,647
Claudius, L.L.C.	0
Claudius IV, L.L.C.	0
Wesson Enterprises, Inc.	0
Galen Management, L.L.C.	177,723	(4)
Galen Investment Advisory Group L.L.C.	118,442
Bruce F. Wesson	0
L. John Wilkerson	0
David Jahns	0
Zubeen Shroff	0
(ii) Shared power to vote or to direct the vote

Galen Partners III, L.P.	0
Galen Partners International III, L.P.	0
Galen Employee Fund III, L.P.	0
Galen Partners IV, L.P.	0
Galen Partners International IV, L.P.	0
Galen Employee Fund IV, L.P.	0
Claudius, L.L.C.	5,411,193	(1)
Claudius IV, L.L.C.	1,272,643	(2)
Wesson Enterprises, Inc.	22,361	(3)
Galen Management, L.L.C.	0
Galen Investment Advisory Group L.L.C.	0
Bruce F. Wesson	7,002,362	(5)
L. John Wilkerson	6,980,001	(6)
David Jahns	6,980,001	(6)
Zubeen Shroff	6,980,001	(6)

Page 19 of 25 pages

(iii) Sole power to dispose or to direct the disposition of

Galen Partners III, L.P.	4,961,546
Galen Partners International III, L.P.	449,647
Galen Employee Fund III, L.P.	20,714
Galen Partners IV, L.P.	1,178,995
Galen Partners International IV, L.P.	93,648
Galen Employee Fund IV, L.P.	1,647
Claudius, L.L.C.	0
Claudius IV, L.L.C.	0
Wesson Enterprises, Inc.	0
Galen Management, L.L.C.	177,723	(4)
Galen Investment Advisory Group L.L.C.	118,442
Bruce F. Wesson	0
L. John Wilkerson	0
David Jahns	0
Zubeen Shroff	0
(iv) Shared power to dispose or to direct the disposition of

Galen Partners III, L.P.	0
Galen Partners International III, L.P.	0
Galen Employee Fund III, L.P.	0
Galen Partners IV, L.P.	0
Galen Partners International IV, L.P.	0
Galen Employee Fund IV, L.P.	0
Claudius, L.L.C.	5,411,193	(1)
Claudius IV, L.L.C.	1,272,643	(2)
Wesson Enterprises, Inc.	22,361	(3)
Galen Management, L.L.C.	0
Galen Investment Advisory Group L.L.C.	0
Bruce F. Wesson	7,002,362	(5)
L. John Wilkerson	6,980,001	(6)
David Jahns	6,980,001	(6)
Zubeen Shroff	6,980,001	(6)

(1)	The shares are held as follows: 4,961,546 by Galen Partners III, L.P. and 449,647 by Galen Partners International III, L.P. The Reporting Person is the direct general partner of Galen Partners III, L.P. and Galen Partners International III, L.P.

(2)	The shares are held as follows: 1,178,995 by Galen Partners IV, L.P. and 93,648 by Galen Partners International IV, L.P. The Reporting Person is the direct general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P.

(3)	The shares are held as follows: 20,714 by Galen Employee Fund III, L.P. and 1,647 by Galen Employee Fund IV, L.P. The Reporting Person is the direct general partner of Galen Employee Fund III, L.P. and Galen Employee Fund IV, L.P.

(4)	Includes 18,056 shares issuable upon exercise of options within 60 days of December 31, 2007.

(5)	The shares are held as follows: 177,723 by Galen Management, L.L.C. (18,056 shares of which are issuable upon exercise of options within 60 days of December 31, 2007), 118,442 by Galen Investment Advisory Group L.L.C., 4,961,546 by Galen Partners III, L.P., 449,647 by Galen Partners International III, L.P., 93,648 by Galen Partners International IV, L.P., 1,178,995 by Galen Partners IV, L.P., 20,714 by Galen Employee Fund III, L.P. and 1,647 by Galen Employee Fund IV, L.P. Claudius, L.L.C. is the direct general partner of Galen Partners III, L.P. and Galen Partners International III, L.P. Claudius IV, L.L.C. is the direct general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. Wesson Enterprises, Inc. is the direct general partner of Galen Employee Fund III, L.P. and Galen Employee Fund IV, L.P. The Reporting Person is a member of Claudius, L.L.C., Claudius IV, L.L.C., Galen Management, L.L.C., and Galen Investment Advisory Group, L.L.C., and is the sole shareholder of Wesson Enterprises, Inc. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.

(6)	The shares are held as follows: 177,723 by Galen Management, L.L.C. (18,056 shares of which are issuable upon exercise of options within 60 days of December 31, 2007), 118,442 by Galen Investment Advisory Group L.L.C., 4,961,546 by Galen Partners III, L.P., 449,647 by Galen Partners International III, L.P., 93,648 by Galen Partners International IV, L.P., and 1,178,995 by Galen Partners IV, L.P. Claudius, L.L.C. is the direct general partner of Galen Partners III, L.P. and Galen Partners International III, L.P. Claudius IV, L.L.C. is the direct general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. The Reporting Person is a

Page 20 of 25 pages

member of Claudius, L.L.C., Claudius IV, L.L.C., Galen Management, L.L.C., and Galen Investment Advisory Group, L.L.C. The Reporting Person disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein.
Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.
Item 6. Ownership of More than Five Percent on Behalf of Another Person
Not applicable
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
Company or Control Person.
Not applicable
Item 8. Identification and Classification of Members of the Group
Not applicable
Item 9. Notice of Dissolution of a Group
Not applicable
Item 10. Certification
Not applicable

Page 21 of 25 pages

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 14, 2008

GALEN PARTNERS III, L.P.		GALEN PARTNERS INTERNATIONAL III, L.P.

By:	Claudius, L.L.C.,	By:	Claudius, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Bruce F. Wesson	By:	/s/ Bruce F. Wesson
	Name: Bruce F. Wesson		Name: Bruce F. Wesson
	Title: Member		Title: Member

GALEN EMPLOYEE FUND III, L.P.		GALEN PARTNERS IV, L.P.

By:	Wesson Enterprises, Inc.,	By:	Claudius IV, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Bruce F. Wesson	By:	/s/ Bruce F. Wesson
	Name: Bruce F. Wesson		Name: Bruce F. Wesson
	Title: Sole Shareholder		Title: Member

GALEN PARTNERS INTERNATIONAL IV, L.P.		GALEN EMPLOYEE FUND IV, L.P.

By:	Claudius IV, L.L.C.,	By:	Wesson Enterprises, Inc.,
	its General Partner		its General Partner

By:	/s/ Bruce F. Wesson	By:	/s/ Bruce F. Wesson
	Name: Bruce F. Wesson		Name: Bruce F. Wesson
	Title: Member		Title: Sole Shareholder

Page 22 of 25 pages

CLAUDIUS, L.L.C.		WESSON ENTERPRISES, INC.

By:	/s/ Bruce F. Wesson	By:	/s/ Bruce F. Wesson
	Name: Bruce F. Wesson		Name: Bruce F. Wesson
	Title: Member		Title: Sole Shareholder

CLAUDIUS IV, L.L.C.		GALEN INVESTMENT ADVISORY GROUP, L.L.C.

By:	/s/ Bruce F. Wesson	By:	/s/ Bruce F. Wesson
	Name: Bruce F. Wesson		Name: Bruce F. Wesson
	Title: Member		Title: Member

GALEN MANAGEMENT, L.L.C.		By:	/s/ L. John Wilkerson
Name: L. John Wilkerson
By:	/s/ Bruce F. Wesson
	Name: Bruce F. Wesson Title: Member	By:	/s/ Zubeen Shroff
Name: Zubeen Shroff

By:	/s/ Bruce F. Wesson
Name: Bruce F. Wesson

By:	/s/ David Jahns
Name: David Jahns

EXHIBITS
A: Joint Filing Agreement

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Page 23 of 25 pages

EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of MedAssets, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 14 day of February, 2008.

GALEN PARTNERS III, L.P.		GALEN PARTNERS INTERNATIONAL III, L.P.

By:	Claudius , L.L.C.,	By:	Claudius, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Bruce F. Wesson	By:	/s/ Bruce F. Wesson

	Name: Bruce F. Wesson		Name: Bruce F. Wesson
	Title: Member		Title: Member

GALEN EMPLOYEE FUND III, L.P.		GALEN PARTNERS IV, L.P.

By:	Wesson Enterprises, Inc.,	By:	Claudius IV, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Bruce F. Wesson	By:	/s/ Bruce F. Wesson

	Name: Bruce F. Wesson		Name: Bruce F. Wesson
	Title: Sole Shareholder		Title: Member

GALEN PARTNERS INTERNATIONAL IV, L.P.		GALEN EMPLOYEE FUND IV, L.P.

By:	Claudius IV, L.L.C.,	By:	Wesson Enterprises, Inc.,
	its General Partner		its General Partner

By:	/s/ Bruce F. Wesson	By:	/s/ Bruce F. Wesson

	Name: Bruce F. Wesson		Name: Bruce F. Wesson
	Title: Member		Title: Sole Shareholder

Page 24 of 25 pages

CLAUDIUS, L.L.C.		WESSON ENTERPRISES, INC.

By:	/s/ Bruce F. Wesson	By:	/s/ Bruce F. Wesson
	Name: Bruce F. Wesson		Name: Bruce F. Wesson
	Title: Member		Title: Sole Shareholder

CLAUDIUS IV, L.L.C.		GALEN INVESTMENT ADVISORY GROUP, L.L.C.

By:	/s/ Bruce F. Wesson	By:	/s/ Bruce F. Wesson
	Name: Bruce F. Wesson		Name: Bruce F. Wesson
	Title: Member		Title: Member

GALEN MANAGEMENT, L.L.C.		By:	/s/ L. John Wilkerson
Name: L. John Wilkerson
By:	/s/ Bruce F. Wesson
	Name: Bruce F. Wesson Title: Member	By:	/s/ Zubeen Shroff
Name: Zubeen Shroff

By:	/s/ Bruce F. Wesson
Name: Bruce F. Wesson

By:	/s/ David Jahns
Name: David Jahns

Page 25 of 25 pages